UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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MACK-CALI REALTY CORPORATION

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On June 6, 2020, the management team of Mack-Cali Realty Corporation (the “Company”) disseminated the following letter by electronic mail transmission to certain institutional investors of the Company.

To: [Investor email address]

Subject: Mack-Cali (CLI) Modifies Slate of Director Nominees in Response to Shareholder Feedback

[Investor],

In an effort to keep you apprised of new information pertaining to our Annual Meeting on June 10th, I wanted to call your attention to Mack-Cali’s recent press release (https://www.prnewswire.com/news-releases/mack-cali-modifies-slate-of-director-nominees-in-response-to-shareholder-feedback-301071414.html) announcing that our CEO Michael DeMarco, and our two longest tenured directors, Alan Bernikow and Irvin Reid will not seek reelection at the 2020 Annual Meeting. Michael DeMarco will continue to serve as CEO.

The three directors concluded that it was appropriate to offer uncontested seats to ensure that Bow Street nominees will be represented on the Board after the Annual Meeting. This decision was informed by extensive engagement with shareholders we have conducted in recent weeks. Many of our shareholders wanted confidence that the Board would comprise fresh faces and be fully independent of management. Our shareholders also highlighted the importance of maintaining Mr. DeMarco as CEO and preventing Bow Street, a less than 5% shareholder who previously bid on the Company, from gaining control of the Board. Our revised slate reflects the feedback we have heard and our ongoing commitment to listening to, and responding to shareholders.

As the Company evaluates strategic alternatives, experienced directors with fully independent perspectives will be vital to protect the interests of all shareholders. Our new nominees have exceptional backgrounds and have already demonstrated an incredible level of engagement throughout the current campaign. As you know, our search process prioritized complete independence from the Board, from members of management, and from the Mack family. These candidates would be phenomenal additions to the Board. We believe that the best outcome for shareholders would be for Mack-Cali’s fully independent slate of nominees to deliver oversight on the Board and help ensure that the Board’s decisions reflect the interests of all shareholders.

The Board, management and the new director nominees would welcome the opportunity to speak with you again, and can make all of our nominees available to you, if helpful. We ask that you vote on the White card.

Best regards,